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                                                                   EXHIBIT 10.32

                                    AGREEMENT

          AGREEMENT, dated as of February 18, 2000, by and between AMERICAN NATIONAL CAN GROUP, INC., a Delaware corporation, AMERICAN NATIONAL CAN COMPANY, a Delaware corporation (collectively, the "Company"), and the individual named on the signature page hereof (the "Executive").

          WHEREAS, the Executive and the Company desire to enter into this Agreement pertaining to the terms of the employment of the Executive by the Company in such capacities;

          NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

          1. DEFINED TERMS. For purposes of this Agreement, the following terms shall have the following meanings:

          (a) "AFFILIATE" means, with respect to any person (including without limitation the Company), any corporation or other entity that, directly or indirectly, controls or is controlled by such person, or that is under common control with such person.

          (b) "Board" means the Board of Directors of American National Can Group, Inc.

          (c) "CAUSE" means (A) serious misconduct or gross negligence in the performance of the Executive's employment duties; (B) willful disobedience by the Executive of lawful directions received from or policies established by the Chief Executive Officer, any other executive to whom the Executive reports or the Board; or (C) commission by the Executive of a crime involving fraud that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company. The Executive shall be permitted to respond and defend himself before the Board within 15 days after written notification of any proposed termination for Cause which shall specify in detail the reasons for such termination.

          (d) "CODE" means the Internal Revenue Code of 1986, as amended.

          (e) "CONFIDENTIAL INFORMATION" includes, without limitation, the client lists of the Company and its Subsidiaries and Affiliates, their respective trade secrets, any confidential information about (or provided by) any customer or supplier, or prospective or former customer or supplier, of the Company or any of its Subsidiaries or Affiliates, information concerning the business or financial affairs of the Company or any of its Subsidiaries or Affiliates, including books and records, commitments, procedures, plans and prospects, strategies, or current or


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prospective transactions or business, and any other "inside information", (i)
which has not been disclosed publicly by the Company or one of its Subsidiaries or Affiliates, or with its consent, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge and the Executive has reason to know that such information became a matter of public knowledge through an unauthorized disclosure.

          (f) "CONTINUATION PERIOD" means the period beginning on the Termination Date and ending on the second anniversary thereof.

          (g) "COVENANT PERIOD" means the period beginning on the date of this Agreement and ending on the second anniversary of the Termination Date.

          (h) "EQUITY PLAN" means any stock option, restricted stock, stock appreciation right, phantom stock, equity incentive or similar plan which awards are denominated in, or the value of which is determined by reference to, equity securities of the Company.

          (i) "GOOD REASON" means (A) a material reduction in the Executive's status, duties or responsibilities as in effect on the date of this Agreement, or (B) a reduction in the Executive's annual target compensation opportunity, defined as base salary plus annual targeted incentive award, by either the Company or a successor company, or (C) Executive is required to relocate outside of a fifty mile radius of his current office without his prior written consent, or (D) Employer fails to pay Executive any amount otherwise vested and due under the Agreement or under any plan or policy of the Employer, which such failure is not cured within thirty (30) days following written notice of failure given to the Employer, or (E) the Employer fails to obtain an agreement to expressly assume this Agreement from any successor company to the Employer, or (F) the Employer is in material breach of the Agreement, which breach is not cured within thirty (30) days following written notice of breach given to the Employer.

          (j) "MIP" means the Company's Management Incentive Plan, as the same may be amended from time to time, or any successor plan.

          (k) "PENSION PLANS" means, collectively, the Company's Pension Plan for Salaried Employees and certain other non-qualified pension plans or arrangements that the Company maintains for its senior executives.

          (L) "SUBSIDIARY" of a person (including without limitation the Company) means a corporation with respect to which such person, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation's board of directors.

          (m) "TERMINATION DATE" means the effective date of the Executive's termination of employment with the Company.


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          2. GENERAL TERMS OF EMPLOYMENT.

          (a) NATURE AND TERM OF THIS AGREEMENT. This Agreement does not constitute a guarantee of continued employment but instead provides for certain rights and benefits for the Executive during, and upon termination of, his employment. The Company retains the right to terminate the Executive for Cause at any time, and the Executive retains the right to resign for Good Reason at any time.

          (b) TITLE, DUTIES AND RESPONSIBILITIES. The Executive's title will be Senior Vice President, General Counsel and Secretary. In this capacity the Executive will report to the Executive Vice President Administration and Chief Human Resource Officer. For so long as the Executive's employment with the Company continues, the Executive will devote his full business time, attention and best efforts to the affairs of the Company, will faithfully serve the Company, and in all respects conform to and comply with the lawful directions and instructions consistent with his position as Senior Vice President and General Counsel given to him by the Company's Chief Executive Officer, the executive to whom he reports, or the Board.

          (c) BASE SALARY. The Executive's base salary shall be reviewed periodically by the Company at the times and in a manner consistent with the review of base salaries of the Company's other senior executives, and, based on such review, the amount of the Executive's base salary may be adjusted upwards but not downwards, in the discretion of the Company, taking into account the Executive's performance and any other factors the Company deems relevant.

          (d) PARTICIPATING IN BENEFIT PROGRAMS. During the period of the Executive's employment with the Company he will be eligible to participate in the Company's compensation (including short-term and long-term incentive compensation) and benefit programs applicable generally to the Company's senior executives. Such programs may be adjusted or modified from time to time by the Company in its discretion.


          3. SEVERANCE BENEFITS UPON TERMINATION. If the Executive's employment with the Company is terminated by the Company for any reason other than for Cause, or if the Executive resigns from employment with the Company, or a successor company, under circumstances constituting Good Reason, then, during the Continuation Period, the Executive shall be eligible to receive the severance benefits described in this Section 3. In the event of a termination by the Company for any reason other than for Cause, then the Company will provide the Executive with a minimum of two months notice prior to the Termination Date, but in no event shall such notice be given earlier than August 1, 2000.


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          (a) BASE SALARY CONTINUATION. The Company will pay the Executive his base salary equivalent, at the rate in effect immediately prior to the Termination Date (or if the Executive has resigned for Good Reason by virtue of the Company having reduced his rate of base salary, at the rate of base salary in effect prior to such reduction) consistent with normal payroll practice. The payments following the Termination Date shall be in lieu of any and all severance pay to which the Executive might otherwise be entitled under any plan or program of the Company or any of its Subsidiaries or Affiliates.

          (b) INCENTIVE COMPENSATION.


          (i) MIP. The Company will pay the Executive a pro-rata MIP award reflecting a partial year participation in the year of termination, based on a fraction, the numerator of which is the number of days in such calendar year, up to and including the Termination Date, and the denominator of which is 365. The award shall be calculated in accordance with the MIP plan in effect at the time of termination, provided, however, that the award shall be no less than the target award for the applicable period of time prior to the Termination Date. The target award assumes business and individual performance at the 100% level. This payment will be made in accordance with the Company's normal payment practice for the MIP at the time payments under the MIP are made to other executives of the Company.

          (ii) Equity Plan. The Executive will retain any awards that were made to him under any Equity Plan prior to the Termination Date, and the Executive shall be entitled to exercise any such awards, in accordance with the provisions of the grant or the plan, but in no event later than the last date allowable under the applicable grant.

          (iii) Restricted Stock. Any shares of restricted stock or any right to receive shares of stock granted to the Executive will continue to vest during the Continuation Period provided that vesting was dependent upon continued service, and following the Continuation Period will vest in accordance with the provisions of the plan for terminated or retired employees. If the applicable plan or grant agreement contemplates vesting terms using a termination date, the termination date for the purposes of the grant shall be the last day of the Continuation Period.

Except for the payments and other benefits provided in this subsection (b), the Executive shall have no right to any other payment or benefit under the MIP, the Equity Plan or any other annual, equity or long-term incentive plan of the


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Company. Without limiting the generality of the preceding sentence, this
Agreement shall not confer any right on the Executive following the Termination Date to be granted any further awards under any Equity Plan, long-term incentive plan or any subsequent equity or long-term incentive plans.

          (c) HEALTH AND WELFARE BENEFIT. The Executive shall be eligible to participate (or continue to participate) in the Company's medical, dental and life insurance benefits of the Company, on the same terms and conditions (including without limitation any provisions concerning payment of premiums, deductibles and co-payments) that apply to active salaried employees of the Company. Such coverage shall be secondary to any benefits the Executive or his family becomes eligible to receive under a comparable program of a subsequent employer.

          (d) EXECUTIVE SPLIT-DOLLAR LIFE INSURANCE. Following the Termination Date, the Company will make all premium payments due on the split-dollar life insurance policies issued by Northwestern Mutual Life Insurance Company and currently held in the Executive's name, including the economic benefit value normally paid by the Executive following the seventh year of the policy (the "Executive's Portion"), and the minimum required individual taxes resulting from the payments. At the time of policy takeover the Executive will reimburse the Company for all returnable escrow deposits paid by the Company in accordance with the terms of the plan. The Executive shall not be required to reimburse the Company for the Executive's Portion paid by the Company following the Termination Date.

          (e) COMPANY CAR. Title to the automobile made available to the Executive immediately prior to the Termination Date will be transferred to him at no additional cost as of the Termination Date; provided, however, that the Executive will be responsible for all additional costs for the vehicle over and above the Company's category cost for vehicles at his executive level, and all income taxes, transfer taxes and similar governmental charges regarding the transfer and new registration of the vehicle.

          (f) OUTPLACEMENT SERVICES. The Executive will be eligible for executive level Outplacement counseling with an outplacement service selected and paid for by the Company which outplacement service is reasonably acceptable to the Executive.

          (g) CAPITAL ACCUMULATION PLAN ("CAP") MAKE-UP. Following the Termination Date the Executive will be ineligible to participate in the Company's CAP Plan. The Company will pay the Executive the amounts it would have contributed on his behalf to the CAP as matching contributions and or discretionary profit-sharing contributions during the Continuation Period, assuming the Executive had elected to participate in the CAP at the maximum level permitted thereunder. All such payments will be made on an after-tax basis. Payment of the matching contribution equivalents will be made at the


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same time as the base salary equivalent payments. Discretionary profit-sharing contribution equivalents will be paid at approximately the same time as the Company makes such contributions (if any) to the CAP.

          (h) PENSION BENEFIT. The Executive shall continue to earn service credit towards the total pension benefit calculation until the end of the Continuation Period and at such time shall be eligible for an unreduced pension benefit under the Pension Plan for Salaried Employees based on minimum age 60 and minimum 30 years service. The Company shall determine in its discretion whether, and to the extent that, any supplemental monthly pension benefit required under this Section 3(h) shall be paid through a Pension Plan that is intended to be qualified under Section 401(a) of the Code, or any successor provision thereto, or under a Pension Plan or other arrangement that is not intended to be so qualified.

          (i) CONSULTING. If the services of the Executive are requested by the Company or its Subsidiaries during, or following, the Continuation Period (as defined in the Agreement) and the Executive agrees to provide such services, compensation will be paid at the daily rate of $1,500.00 plus reimbursement of any reasonable business related expenses, including travel, from the Executive's place of residence.

          (j) NO IMPAIRMENT OF EXISTING RIGHTS. Nothing in this Agreement shall be construed to reduce or impair in any way the Executive's rights and benefits under the Pension Plans, including any rights and benefits that he may accrue under the Pension Plans after the date hereof and prior to his termination of employment with the Company.


          4. DEATH AND DISABILITY. If the Executive dies or becomes totally disabled during the Continuation Period, the Executive or his estate, as the case may be, will be entitled to the severance benefits provided for in this agreement (other than outplacement services), as well as to the standard benefits and insurance payments under the benefits plans of the Company then in effect, determined as though his employment with the Company had terminated by virtue of death or total disability.


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          5. CERTAIN COVENANTS.

          (a) COVENANT NOT TO COMPETE. The Executive agrees that during the period of his employment with the Company and continuing through the Covenant
Period:

          (i) he will not without the consent of the CEO of the Company, reasonably exercised, engage in any activities, whether as employee, agent, proprietor, owner, partner, contractor, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director or otherwise, in competition with the businesses conducted by the Company and its Subsidiaries on the date hereof or in which they are substantially engaged at any time during the Covenant Period; and

          (ii) he will not solicit, in competition with the Company or any of its Subsidiaries, any person who is a customer of the businesses conducted by the Company or any of its Subsidiaries at the date hereof or any businesses in which the Company or any of its Subsidiaries are substantially engaged at any time during the Covenant Period.

          (b) TERRITORIAL REACH. The covenants contained in clauses (i) and (ii) of subsection (a) of this Section 5 shall apply within the territories in which the Company or any of its Subsidiaries are actively engaged in the conduct of the businesses described in such covenants at the relevant time, including, without limitation, the territory in which customers are then solicited.

          (c) COVENANT NOT TO INDUCE TERMINATION OF EMPLOYMENT. The Executive agrees that during the Covenant Period he will not, without the prior written consent of the Company (which consent may be withheld by the Company at its sole discretion), induce or attempt to persuade any employee of the Company or any of its Subsidiaries to terminate his employment relationship in order to enter into any other employment, whether or not such other employment is competitive with the Company or any of its Subsidiaries.

          (d) COVENANT NOT TO DISCLOSE CONFIDENTIAL INFORMATION. The Executive agrees that he will not, at any time during the Covenant Period or thereafter, make use, for his own benefit or the benefit of any other person or entity, of Confidential Information of any kind or character, nor divulge Confidential Information except to the extent the Company's Chief Executive Officer or the Board may so authorize in writing, and that within ten days of the Termination Date the Executive will surrender to the Company all records, in whatever form maintained (including without limitation records maintained as computer files) and other documents and materials obtained by the Executive or entrusted to him during the course of his employment by the Company or any of


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its Subsidiaries or Affiliates (together with all copies thereof) which related to any such Confidential Information. Nothing set forth in this subsection (d), however, shall be interpreted to prohibit the Executive from disclosing any such information as may be required by law, including pursuant to any court or government decree or subpoena.

          (e) REMEDIES. Without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in this Section, it is expressly agreed that if the Executive materially breaches the covenants set forth in this Section and fails to cure such breach to the reasonable satisfaction of the Company within 30 days after written notice thereof, any further obligations of the Company pursuant to this Agreement shall be canceled. Without limiting the generality of the preceding sentence, the Executive acknowledges and agrees that, in the event of such material breach and failure to cure, the Company will have no further obligation to pay or provide any of the severance benefits described in Section 3 above, excluding the pension benefits. In addition, the Executive acknowledges that a breach of any of the covenants set forth in this Section may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, in addition to any other rights or remedies it may have (including without limitation the remedy provided in the preceding sentence), to obtain a temporary restraining order and a preliminary or permanent injunction enjoining or restraining the Executive from engaging in activities prohibited by this Section or requiring his compliance with the affirmative obligations provided for herein.

          (f) ENFORCEABILITY. It is the intent and understanding of each party hereto that if in any action before any court or agency legally empowered to enforce the covenants contained in this Section any term, restriction, covenant or promise contained herein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

          6. CONFIDENTIALITY OF THIS AGREEMENT. Except as required by law, judicial order, or other lawful process, the parties hereto will keep confidential and not disclose, directly or indirectly, to any person, firm, corporation, association, or other entity, except family and professional financial and legal advisors, the existence or terms of this Agreement.

          7. NO UNFAVORABLE COMMENTS. The Company agrees to refrain from making now or any time in the future any comment reflecting unfavorably upon the Executive to the press, any individual or entity with whom the Executive has a business relationship or any individual or entity making an

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inquiry as to the Executive's employment relationship with the Company, except to the extent that any such comment may relate to circumstances underlying a termination of the Executive's employment for Cause. The Executive agrees to refrain from making now or at any time in the future any comment reflecting unfavorably upon the Company or any of its Subsidiaries and Affiliates or any current or former directors, officers or employees of the Company to the press, any employees of the Company or any individual or entity with whom any member of the Company has a business relationship.

          8. FULL SATISFACTION; RELEASE. This Agreement supercedes all previous letters and agreements between the Executive and the Company or any predecessor companies, including but not limited to, the Employee Agreement dated September 7, 1982, the Addendum to the Employee Agreement, and the Rider to the Addendum to the Employee Agreement. The Executive agrees that the payments and other benefits to be provided pursuant to this Agreement shall be in full satisfaction of any and all claims for payment or any other benefits that he may have against the Company or any of its Subsidiaries or Affiliates arising out of (i) his employment with the Company or his status as an executive of the Company or any of the Company's Subsidiaries, Affiliates or divisions, or (ii) the termination of such employment and status; excluding (A) claims that arise out of an asserted breach of this Agreement and (B) claims for indemnification the Executive may now or in the future have under any bylaw, agreement or otherwise. In addition, in consideration of the agreements set forth herein, the Company, on the one hand, and the Executive, on the other hand, release and waive all claims, causes of action or the like arising on or before the date hereof, regardless of whether or not known at present (including, without limitation, any claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, or any other federal, state or local statute or ordinance; but excluding, in the case of both the Company and the Executive, any claims that arise out of an asserted breach of the terms of this Agreement), that either has or may have in the future against the other and, in the case of the Company, their respective successors, shareholders, directors, officers, agents and employees, regarding all matters relating to the Executive's service as an employee of the Company or any of its Subsidiaries, Affiliates or divisions, and to the termination of such relationships, including, without limitation, all claims related to the payment of compensation and benefits and all claims arising under any Federal or state statute or regulation. The Executive and the Company shall execute as of the second anniversary of the Termination Date any further documents as may reasonably be requested by the other in order to evidence and give effect to the provisions of this Section.

          9. SOURCE OF PAYMENTS. All payments provided under this Agreement, other than payments made pursuant to a benefit plan which may

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provide otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. The Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create, a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

          10. FUTURE COOPERATION. The Executive agrees that following termination of his employment with the Company he will make himself available in any then pending or future governmental or regulatory investigation, civil or administrative proceeding or arbitration related to the Executive's duties while employed by the Company, subject to the Executive's other personal and business commitments. The Company will promptly reimburse the Executive for all reasonable costs and expenses, including attorneys' fees, incurred by the Executive in connection with any such proceedings or arbitration.

          11. TAX WITHHOLDING. All amounts payable to the Executive pursuant to this Agreement shall be subject to all legal requirements with respect to the withholding of taxes including FICA.

          12. MISCELLANEOUS.

          (a) ENTIRE AGREEMENT; CONDITIONS; AMENDMENTS. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and cannot be amended or modified except by a writing signed by all such parties. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

          (b) ASSIGNMENT AND DELEGATION. Neither this Agreement nor any right, duty or obligation hereunder shall be assignable or delegable by the Executive. This Agreement, and all rights, duties and obligations herein, may be assigned by the Company to any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company's stock, a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which Executive performs, or will perform, a majority of his services. Upon any such assignment, delegation or transfer, any such business entity shall be deemed to be substituted for all purposes as the

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Company hereunder. The Company shall cause such successor expressly to assume such obligations.

          (c) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

          (d) HEADINGS. The headings of the Sections of this Agreement are included solely for convenience of reference and shall not be construed or interpreted in any way as affecting the meaning of such Sections.

          (e) GOVERNING LAW. This Agreement is governed by, and construed and interpreted in accordance with, the laws of the State of Illinois. Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the State of Illinois.

          (f) INDEMNIFICATION. The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and bylaws of the Company whichever affords the greater protection to the Executive. The foregoing indemnification shall continue to apply following the Termination Date for acts or omissions by the Executive while an employee of the Company.

          (g) SURVIVORSHIP. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement. IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 18th day of February, 2000.



                                    AMERICAN NATIONAL CAN GROUP, INC.
                                    AMERICAN NATIONAL CAN COMPANY




                                    By: /s/ DENNIS BANKOWSKI
                                        Name:  Dennis Bankowski
                                        Title: Executive VP Administration and
                                               Chief Human Resource Officer



                                        EXECUTIVE


                                        /s/ WILLIAM A. FRANCOIS
                                        William A. Francois



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